Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation of our report dated September 22, 2015, with respect to the Consolidated Balance Sheets of Conexus World Global, LLC and Affiliate as of December 31, 2014 and December 31, 2013, and the related Consolidated Statements of Income, Comprehensive Income, Changes in Members' Deficit, and Cash Flows, which appears in this Form 8-K /A dated December 28, 2015.

Monroe Shine & Co., Inc.

New Albany, Indiana

December 28, 2015